Exhibit 99.1

Contact:

Jon  Carlisle

(617)443-9933 x. 322

jcarlisle@rasky.com

Myriad Amends Land Agreement with Picture Window, LLC

(Tunica, Mississippi) October 16, 2008 – Myriad Entertainment & Resorts, Inc., a Delaware corporation (OTCBB: MYRA), today announced that it has amended its land contract with Picture Window, LLC, a Mississippi Limited Liability Company.  The land contract amendment modifies the payment terms relating to the cash portion of the purchase price.  The modification extends the remaining option payment dates from October 15, 2008 and November 15, 2008 to December 2, 2008 and extends the 25-year term on the payment of two percent gross gaming revenue to Picture Window.  The extended term on the payment of two percent gross gaming revenue will be for the life of the project.

As disclosed on July 22, 2008, Myriad entered into an agreement to purchase approximately 250 acres of land in Tunica, Mississippi for cash and a percentage of the project’s gross gaming revenue.  The closing of the land contract is scheduled on or before December 2, 2008; however, Myriad can give no assurance that the closing will occur on schedule or at all.

This property is anticipated to serve as the location of the Company’s planned world-class destination resort featuring gaming, hotel, spa, golf and other attractions. The parcel is located on the former site of the Treasure Bay Casino; next to the MGM Gold Strike Hotel and Casino in Casino Strip Center. Myriad has also arranged an option on additional property contiguous to this site with acreage similar to Treasure Bay. It is intended that the first phase of development will consist of building out the site infrastructure and constructing the initial 100,000 square foot casino, a 750 room hotel; a 25,000 square foot health and wellness luxury spa, a 35,000 square foot conference and meeting space; and attractions including a water park and an 18-hole championship golf facility.

ABOUT MYRIAD ENTERTAINMENT AND RESORTS, INC.

Myriad, owns, through its wholly-owned subsidiary, MER Resorts, Inc., a ninety-nine percent (99%) interest in Myriad World Resorts of Tunica, LLC, a Mississippi limited liability company ("Myriad-Tunica"). For more information, see www.myriadentertainmentandresorts.com

SAFE HARBOR ACT DISCLAIMER NOTICE

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses, the risk of obtaining financing, recruiting and retaining qualified personnel, and other risks described in the Company's Securities and Exchange Commission filings. The forward looking statements in this press release speak only as of the date hereof, and the Company disclaims any obligation to provide updates, revisions or amendments to any forward looking statement to reflect changes in the Company’s expectations or future events.